                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): June 3, 1999

                               AEP INDUSTRIES INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

             0-14450                            22-1916107
      (Commission File No.)          (I.R.S. Employer Identification No.)

125 Phillips Avenue, South Hackensack, New Jersey              07606
    (Address of Principal Executive Offices)                (Zip Code)

                                 (201) 641-6600
              (Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS.

A. In February 1999, the Company's management, with the concurrence of its Board of Directors, approved a formal plan to dispose of its Proponite business. On April 30,1999, the Company sold certain assets of the Proponite business to Applied Extrusion Technologies, Inc. pursuant to the sales agreement dated March 4, 1999. The Company will wind down this non-core business during the current fiscal year.

      The disposal of the Proponite business has been accounted for as a discontinued operation and, accordingly, the Company has reclassified the Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report filed on Form 10-K with the Securities and Exchange Commission for the Fiscal Year ended October 31, 1998.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

A. Financial Statements. Reclassified Financial statements included in the Annual Report filed on Form 10-K for the Fiscal Year Ended October 31, 1998, including Management's Discussion and Analysis of Financial Condition and Results of Operations.

B.    Pro Forma Financial Information. - None.

C.    Exhibits. - None

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              AEP INDUSTRIES INC.


Date: June 3, 1999                            S/A Paul M. Feeney
                                              ------------------------------
                                              Paul M. Feeney
                                              Executive VP - Finance
                                              Principal Financial Officer

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

On October 11, 1996, in order to establish a worldwide market presence, diversify its product lines and strengthen market share in certain of its existing businesses, the Company acquired the global packaging operations of Borden, Inc. ("Borden"). The purchase price for the acquisition (the "Borden Acquisition") was approximately $280 million (including the assumption of certain indebtedness and other purchase price adjustments) and 2.4 million shares of Common Stock of the Company. However, as a result of the assumption by the Company of certain indebtedness of foreign subsidiaries acquired in the transaction, as well as certain purchase price adjustments, the actual cash portion of the purchase price was $263 million, which amount includes approximately $36 million used to repay certain additional intercompany indebtedness of such foreign subsidiaries to Borden. The Borden Acquisition was accounted for using the purchase method of accounting, and the results of operations of Borden for the 20 day period following the Borden Acquisition are included in the Company's results of operations for Fiscal 1996.

At the time of the acquisition, management decided not to retain the Rigids' businesses of Borden. The Rigids' businesses manufactured, marketed and distributed wet food containers, dry food trays and disposable food service products. These businesses were not considered core businesses, and the Company offered these businesses for sale. Accordingly, the net assets of such businesses were classified as net assets held for sale in the accompanying 1997 Consolidated Balance Sheet and the results of the Rigids' businesses have not been included in the Company's results of operations

The Borden Acquisition resulted in a significant increase in the Company's sales and costs associated therewith. As a result, the results of operations for the years ended October 31, 1997 and 1996 and, to a lesser extent, for the years ended October 31, 1996 and 1995, are not comparable from period to period. A summary of unaudited proforma consolidated results of operations of the Company as if the Acquisition had occurred at November 1, 1995, has been presented in
Note 3 to the Consolidated Financial Statements.

In February 1999, the Company's management, with the concurrence of its Board of Directors, approved a formal plan to dispose of its Proponite business. On April 30, 1999, the Company sold certain assets of the Proponite business to Applied Extrusion Technologies Inc. pusuant to the sales agreement dated March 4, 1999. The Company will wind down this non-core business during the current fiscal year. The disposal of the Proponite business has been accounted for as a discontinued operation and, accordingly, its net assets (liabilities) have been segregated from continuing operations in the accompanying consolidated balance sheets at October 31, 1998 and 1997, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of income for the years ended October 31, 1998 and 1997. The results of operations for the year ended October 31, 1996 has not been reclassified, as they were immaterial to the overall results of operations.

RESULTS OF CONTINUING OPERATIONS

YEAR ENDED OCTOBER 31, 1998 AS COMPARED TO YEAR ENDED OCTOBER 31, 1997

Net sales in fiscal 1998 were $666.6 million, a decrease of $42.5 million, or 6.0%, from fiscal 1997. Net sales in North America decreased to $396.3 million in fiscal 1998 from $419.5 million for fiscal 1997, or 5.5%, primarily due to a 9% decrease in per unit selling prices as a result of lower raw material costs, which reductions were passed though to customers. This decrease in selling prices was partially offset by an increase in sales volume of 4.0% in North

America. Net sales in Europe decreased to $192.2 million in fiscal 1998 from $194.1 million in fiscal 1997, or 1.0%, primarily due to an 7.0% decrease in selling prices (local currency) partially offset by a 6.4% increase in sales volume. Net sales in Asia/Pacific decreased to $78.0 million in fiscal 1998 from $80.6 million in fiscal 1997, or 3.2%. The Asia/Pacific region had a 22.2% sales volume increase as a result of our acquisition of certain businesses during the prior year, offset by a decrease of 20.8% in average selling prices (local currency) because of the change in the product mix as a result of the acquisitions described above, average lower selling prices and economic pressures in the region. Our net sales for fiscal 1997 included net sales of $14.8 million from our South African operation, which was sold November 1, 1997.

Gross profit for fiscal 1998 was $155.6 million, as compared to $152.5 million in fiscal 1997, a decrease of $3.1 million. North America experienced an increase in gross profit of $9.2 million, or 9.6%, for fiscal 1998 as a result of increased utilization of plant facilities, increased sales volume and reduced raw material costs. Gross profit in Europe increased by $482,000 for fiscal 1998 when compared to fiscal 1997. This increase was primarily due to increased sales volume in spite of market conditions which prevented the timely passing through of increased raw material costs to customers during the first six months of fiscal 1998. This volume increase also helped increase utilization of manufacturing facilities. Gross profit for the Asia/Pacific region decreased $2.7 million in fiscal 1998 when compared to fiscal 1997. This decrease in gross profit is a result of economic pressures in the Asia/Pacific region, which caused depressed unit selling prices, of approximately 20.8% as compared to the prior year, and reduced plant utilization for the first half of fiscal 1998. Our gross profit for fiscal 1997 included $3.8 million from our South African operation, which was sold November 1, 1997.

Operating expenses for fiscal 1998 were $113.6 million, as compared to $114.5 million in fiscal 1997. This net decrease of $895,000 is attributable to a reduction in selling expenses of $2.0 million as a result of the realignment of our worldwide sales force at the beginning of fiscal 1998. This reduction in selling expenses was offset by an increase of $4.4 million in warehousing and delivery costs resulting from increased sales volume and increased costs incurred in the implementation of new delivery systems during the fiscal year. Our general and administrative expenses for fiscal 1998 increased by $601,000 with no major increase in any one area. The operating expenses for fiscal 1997 included $3.9 million related to our South African operation, which was sold November 1, 1997.

Interest expense for fiscal 1998 was $33.8 million, an increase of $3.7 million from the prior year. This increase in interest expense resulted from our issuance of $200.0 million of 9.875% Senior Subordinated Notes in November 1997, which resulted in higher average interest rates for the fiscal year, partially offset by lower average debt outstanding for fiscal 1998.

Other income for fiscal 1998 amounted to $1.5 million, which includes foreign currency exchange and hedge gains of $778,000, interest income of $419,000 and income from investment in a joint venture of $252,000. Also included in other income were $133,000 in gains on sales of machinery and equipment, $325,000 in rental income and $243,000 in other miscellaneous net expenses.

Net income from continuing operations for fiscal 1998 decreased by 21.3% to $5.8 million from $7.3 million in fiscal 1997. This decrease was due primarily to the reduction in gross profit realized in our Asia/Pacific market place, as well as increased interest expense and a reduction in other income from the prior year.

YEAR ENDED OCTOBER 31, 1997 AS COMPARED TO YEAR ENDED OCTOBER 31, 1996

Net sales for fiscal 1997 increased by 162.1% to $709.1 million from $270.5 million during fiscal 1996. This increase in net sales reflects the Borden packaging acquisition, which resulted in increased net sales in North America of $149.1 million, in Europe of $208.9 million and in the Asia/Pacific region of $80.6 million. Sales during fiscal 1997 were negatively impacted by volume and price reductions in the overall North America stretch wrap business due to overcapacity, which was partially offset by volume increases in our other product lines. Europe and Asia/Pacific had an increase in sales volume, which was offset by a decrease in average selling prices.

Gross profit for fiscal 1997 increased by 155.0% to $152.5 million from $59.8 million during the same period in fiscal 1996. This increase in gross profit resulted from the Borden packaging acquisition and consisted of increased gross profit in North America of $36.3 million, in Europe of $41.8 million and in the Asia/Pacific region of $14.6 million. Gross profit as a percentage of sales during fiscal 1997 declined to 21.0% from 22.1% during fiscal 1996, primarily as a result of overcapacity and intense competition in the North America stretch wrap business, which was partially offset by cost savings associated with the Borden packaging acquisition. This overcapacity resulted in reduced sales volume and underutilization of plant facilities, each of which negatively impacted margins as labor and other fixed costs were spread over fewer sales. Europe had a slight increase in gross margins, due to increased sales volumes, which lowered production costs by increasing plant efficiencies. Asia/Pacific had decreased gross profit margins because of the general economic conditions in the regions, which resulted in lower average selling prices.

Operating expenses for fiscal 1997 increased 159.0% to $114.5 million from $44.2 million during fiscal 1996. This increase of $70.3 million in operating expenses is attributable to the businesses acquired from Borden and the operating expenses associated with them. Operating expenses as a percentage of sales during fiscal 1997 decreased slightly to 15.8% from 16.3% during fiscal 1996. Operating expenses in fiscal 1997 reflect certain synergies achieved as a result of the Borden packaging acquisition through the consolidation of administrative and sales personnel and warehouse facilities, partially offset by higher than expected costs associated with closing operations at a North Andover plant and relocating certain of those operations to our Griffin, Georgia plant. We incurred increased warehouse and delivery costs during fiscal 1997 due to the installation of new delivery systems to accommodate this consolidation.

Interest expense for fiscal 1997 increased by 161.7% to $30.1 million from $11.5 million during fiscal 1996. This increase in interest expense is primarily due to increased borrowings used to finance the Borden packaging acquisition, loan origination fees applicable to the credit facility amendment and additional interest expense arising from the issuance of $200.0 million of 9.875% Senior Subordinated Notes. This was partially offset by a decline in interest rates during fiscal 1997. Interest expense as a percentage of sales during the fiscal 1997 decreased slightly to 4.0% from 4.3% during fiscal 1996.

Other income for fiscal 1997 increased to $3.3 million from $390,000 in fiscal 1996. The amount for fiscal 1997 includes $1.3 million in interest income, $198,000 in foreign currency exchange gains realized during the period, $416,000 in gain from sale of securities and $317,000 in income from an investment in a joint venture. Also included in other income for fiscal 1997 were $243,000 in gains on sales of machinery and equipment and $121,000 in rental income and other miscellaneous income earned for the period.

Net income from continuing operations for fiscal 1997 increased by 180.8% to $7.3 million from $2.6 million in fiscal 1996. This increase was due primarily to additional sales volume attributable to the Borden packaging acquisition, offset by the aforementioned overcapacity in the stretch wrap business, as well as increased interest expense.

Year Ended October 31, 1996 as Compared to Year Ended October 31, 1995

Net sales in fiscal 1996 were $270.5 million, an increase of $27.6 million, or 11.4%, from fiscal 1995. This increase can be attributed to the additional sales revenue generated from the Borden Acquisition. The business of the Company excluding Borden had an increase in sales volume of 19.2%, which was offset by an 18.4% decrease in per unit selling prices, which decrease was primarily due to corresponding reductions in market prices for resins.

Gross profit for fiscal 1996 was $59.8 million, as compared to $60.4 million in fiscal 1995, a decrease of $.6 million. The fiscal 1996 gross profit was adversely impacted by approximately $7.3 million because the Company absorbed inventory valuation charges of $5.6 million related to the acquisition of Borden inventory and an additional charge during the fourth quarter of fiscal 1996 of $1.7 million incurred in the build up of Company inventory levels. These charges were primarily a result of the Company's consistent costing of its inventories using the last-in, first-out (LIFO) method. Gross profit as a percentage of sales during fiscal 1996 declined to 22.1% from 24.9% during fiscal 1995, primarily as a result of the aforementioned inventory charges which more than offset the increases in gross profit margin attributable to the increase in sales volume net of the reduction in per unit sales prices.

Operating expenses for fiscal 1996 increased $9.1 million, or 25.8%, to $44.2 million from $35.1 million in fiscal 1995. Approximately $5.2 million of the fiscal 1996 amount can be attributed directly to the additional expenses absorbed by the Company for the 20 day period of operations following the Borden Acquisition. The AEP business had an increase of $2.2 million, or 12.8%, in shipping and warehousing costs and an increase of $1.5 million, or 12.1%, in selling expenses which were directly attributable to the 19.2% increase in sales volume. Operating expenses as a percentage of sales during fiscal 1996 increased to 16.3% from 14.5% during fiscal 1995, primarily as a result of the 17.6% decrease in per unit selling prices partially offset by the increase in sales volume.

Interest expense for fiscal 1996 was $11.5 million, an increase of $8.3 million, or 258.9%, from $3.2 million in Fiscal 1995. This increase can be attributed to new credit facilities and increased borrowings during fiscal 1996. In Fiscal 1996, the Company incurred interest expense associated with the credit facility that was put in place during the fourth quarter of Fiscal 1995, which financed the Company's purchase of shares of the Company's Common Stock (the "Stock Repurchase") for its treasury from its stockholders and chief executive officer. In October 1996, the Company replaced that credit facility with the Credit Agreement used to finance the Borden Acquisition and retire the then existing credit facility. The Company absorbed an additional charge to interest expense in fiscal 1996 of $2.9 million for loan origination fees applicable to the old credit facility. Interest expense as a percentage of sales increased to 4.3% during fiscal 1996 from 1.3% during fiscal 1995, primarily as a result of the additional debt incurred as a result of the Stock Repurchase and the Borden Acquisition.

Other income in fiscal 1996 amounted to $390,000, which consisted primarily of interest and dividend income of $113,000, net gains on sale of machinery and equipment of $71,000, foreign currency exchange gains of $135,000, and other miscellaneous income of $71,000.

Net income for fiscal 1996 decreased by 81.1% to $2.6 million from $13.5 million in fiscal 1995. This decrease was due primarily to the aforementioned charges totaling $7.3 million related to valuation of inventories and increased interest expense incurred during the period, including the charge of $2.9 million for loan origination fees on the old credit facility.

Liquidity and Capital Resources

The Company has historically financed its operations through cash flow generated from operations and borrowings by the Company or its subsidiaries under various credit facilities. The Company's principal uses of cash have been to fund working capital, including operating expenses, debt service, and capital expenditures.

The Company's working capital amounted to $81.6 million at October 31, 1998, compared to $56.0 million at October 31, 1997. This increase of $25.6 million in working capital is primarily a result of the reclassification of net assets of discontinued operations, partially offset by net repayments of short term borrowings from proceeds received from the sale of the Company's five rigids businesses in fiscal 1998 and the strengthening of the United States dollar during fiscal 1998, thereby reducing the translation of working capital balances of foreign subsidiaries. The remaining increases and decreases in components of the Company's financial position reflect normal operating activity.

On October 11, 1996, the Company entered into the Credit Agreement with the Morgan Guaranty Trust Company, as Agent, and the banks party thereto. The Credit Agreement provided the Company with two credit facilities, consisting of a term credit facility in the amount of $350 million and a revolving credit facility for an amount up to $100 million. The proceeds borrowed under the Credit Agreement were used to pay the $263 million cash portion of the purchase price for the Borden Acquisition, to repay the $95.4 million balance under the then existing term credit and revolving credit obligations and to pay the expenses and related costs of the Borden Acquisition and the borrowing under the Credit Agreement. The term loan commitment expired on the date of the closing of the Credit Agreement and the borrowing of the term loan thereunder. Amounts repaid or prepaid with respect to the term loan may not be reborrowed. As of October 31, 1998, there was $112.0 million outstanding under the term credit facility and no outstanding borrowings under the revolving credit facility.

As a result of the Company's high degree of leverage and the effect on net sales that occurred as a result of overcapacity in the domestic stretch wrap industry, the Company believed there was a substantial likelihood that it would fail to maintain certain financial ratios, including minimum fixed charge coverage and leverage ratios, at the levels required by the Credit Agreement. The Company received a waiver relating to such ratios and entered into an amendment to the Credit Agreement.

The amendment, among other things, modifies the financial covenants to require maintenance of such ratios at levels which the Company believes it can achieve, although there can be no assurance in this regard.

On November 19, 1997, the Company completed an offering of $200 million in aggregate principal amount of 9.875% Senior Subordinated Notes due November 15, 2007. The issue price was 99.224% resulting in an effective yield of 10%. The net proceeds from the Notes have been used to repay a portion of the indebtedness outstanding under the Company's outstanding Credit Agreement.

After giving retroactive effect to the sale of the Notes on November 19, 1997, and the application of the net proceeds therefrom, at October 31, 1997, the Company would have had $128 million outstanding under the term credit facility, no outstanding borrowings under the revolving credit facility, and $200 million Notes due November 2007 outstanding.

The Company also has a $10 million unsecured revolving credit facility available for working capital purposes. At October 31, 1998, there were no outstanding borrowings under this facility.

The Company also maintains various unsecured short-term credit facilities at its foreign subsidiaries. At October 31, 1998, the aggregate amount outstanding under such facilities was approximately $16.0 million and approximately $52.0 million was available for borrowing. Borrowings from these facilities are used to support operations at such subsidiaries and are generally serviced by cash flow from operations at such subsidiaries. Approximately $7.0 million of such indebtedness is guaranteed by the Company.

The Company's cash and cash equivalents decreased by $149,000 during fiscal 1998, as compared to a decrease of $7.9 million during fiscal 1997. Net cash provided by operating activities during fiscal 1998 was $59.2 million primarily due to depreciation and amortization expense of $30.4 million, net income from continuing operations of $5.8 million, and net increases in other operating assets and liabilities of $23.1million. In each period, the net decreases in other operating assets and liabilities reflect normal operating activity.

Net cash used in investing activities during fiscal 1998 was $8.0 million, resulting primarily from the net investment in capital expenditures of $24.4 million which was offset by proceeds received from the sale of the Company's rigids businesses of $10.9 million and the sale of the Company's South African subsidiary of $2.3 million. The Company also had $3.2 million in sales of machinery and equipment for fiscal 1998.

Net cash used by financing activities during fiscal 1998 was $42.2 million, reflecting net borrowings of $198.5 million from the issuance of the Company's Subordinated Notes and proceeds from stock issuance's of $.9 million, offset by a repayment of $196.6 million on the term loan and net repayments made under worldwide bank loan agreements of $45.0 million. The remaining increases and decreases in the components of the Company's financial position reflect normal operating activity.

The Company anticipates that in its fiscal year ending October 31, 1999 ("fiscal 1999") capital expenditures will be approximately $33.0 million, of which approximately $10.2 million has been committed and approximately $8.0 million is expected to be utilized for general maintenance of machinery and equipment. This investment in capital expenditures is expected to be used to expand the Company's product lines and increase capacity of existing machinery and equipment.

The Company anticipates that in fiscal 1999 its debt service will approximate $47.0 million, including scheduled principal payments of $15.0 million and interest expense of approximately $32.0 million. The Company also has approximately $16.0 million of foreign bank borrowings due to be paid in fiscal 1999, which the Company expects will be refinanced.

The Company believes that net proceeds from the sale and wind down of the Proponite operations and its cash flow from operations combined with the availability of funds under the Credit Agreement and credit lines available to foreign subsidiaries for local currency borrowings, will be sufficient to meet working capital, capital expenditure and debt service requirements for the foreseeable future.

Effects of Inflation

Inflation is not expected to have significant impact on the Company's business.

Year 2000

The Company is currently undertaking a systems readiness review that will help mitigate the risks associated with the Year 2000 issue, that is, computer programs that were written to store only two digits of the year portion of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. The Company's review addresses: (a) the Company's application software and hardware and related operating systems; (b) embedded technology in production equipment; and (c) Year 2000 compliance by third parties, principally suppliers and customers. In Fiscal 1997, the Company initiated programs to upgrade and enhance its international business systems in order to replace aging technologies and provide infrastructure to support these businesses. In connection with these upgrades and enhancements, the Company is in the process of installing these new systems which are designed to be Year 2000 compliant. The domestic businesses application software and hardware have been inventoried and are in the process of being modified or being upgraded to be Year 2000 compliant.

The Company is in the process of completing its inventories and assessments in regard to embedded technology, such as microcontrollers in its production equipment, at each of its worldwide businesses. This process is expected to be completed in the first quarter of 1999. Until the inventories and assessments are completed, it is not possible to determine what action, if any, will be required to be taken.

In evaluating the impact on the Company of Year 2000 compliance by significant third parties, each Company's business location is in the process of identifing and contacting each significant third party to ascertain such third party's Year 2000 readiness. It is expected that this process will be completed in the first quarter of 1999. Until this process is completed, it is not possible to determine which third parties will not be Year 2000 compliant and the effect of such failure on the Company.

Once Year 2000 compliance areas are reviewed and necessary upgrades are completed, the Company plans to test systems to verify that compliance has been achieved. The target completion date for system testing is October 31, 1999. The Company estimates the total cost associated with Year 2000 compliance activities, including upgrades in the international business systems will be approximately $6.5 million of which $5 million has been incurred through October 31, 1998. Cash flow from operations is expected to fund the balance of the project.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity, and financial condition. Because of the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of Year 2000 readiness of third party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity, and financial condition.

Forward Looking Statements

Management's Discussion and Analysis of Financial Condition and the Results of Operations and other sections of this report contain "Forward Looking Statements" about the Company's prospects for the future such as its ability to generate sufficient working capital, its ability to continue to maintain sales and profits of its operations and its ability to generate sufficient funds to meet its cash requirements. The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ending October 31, 1999, include many factors that are beyond the Company's ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, availability of raw materials, ability to pass raw material price increases to customers in a timely fashion, the potential of technological changes which would adversely affect the need for the Company's products, price fluctuations which could adversely impact the Company's inventory and changes in United States or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates. Parties are cautioned not to rely on any such forward looking benefits or judgments in this section and in other parts of this Annual Report.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        Index:
                Report of Independent Public Accountants
                Financial Statements:

                     Consolidated Balance Sheets as of October 31, 1998 and 1997

                     Consolidated Statements of Income -- For the years ended
                             October 31, 1998, 1997 and 1996

                     Consolidated Statements of Shareholders' Equity -- For the
                             years ended October 31, 1998, 1997 and 1996

                     Consolidated Statements of Cash Flows -- For the years
                             ended October 31, 1998, 1997 and 1996

                     Notes to Consolidated Financial Statements

                Financial Statement Schedules:

                     Schedules included are set forth in Item 14.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AEP Industries Inc.:

We have audited the accompanying consolidated balance sheets of AEP Industries Inc. (a Delaware corporation) as of October 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1998. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEP Industries Inc. as of October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statement schedules is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                  ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 3, 1999

                               AEP INDUSTRIES INC.
           CONSOLIDATED BALANCE SHEETS AS OF OCTOBER 31, 1998 AND 1997
                      (in thousands, except share amounts)

                  ASSETS                                    1998           1997
                  ------                                    ----           ----
CURRENT ASSETS:
   Cash and cash equivalents                              $  3,994      $  4,143
   Accounts receivable, less allowance of
     $4,686 and $4,863 in 1998 and
     1997, respectively, for doubtful accounts              98,656       107,288
   Inventories, net                                         80,836        84,431
   Net current assets of discontinued operations            45,146        23,746
   Other current assets                                     16,458        12,949

                                                          ----------------------
                Total current assets                       245,090       232,557

PROPERTY, PLANT AND EQUIPMENT, at cost,
    less accumulated depreciation and
    amortization                                           250,032       255,135

GOODWILL less accumulated amortization
  of $2,629 and $1,351 in 1998 and 1997,
  respectively                                              40,817        43,183
INVESTMENT IN JOINT VENTURE                                 15,597        15,345
DEFERRED TAX ASSET                                          21,405        16,899
NET ASSETS OF DISCONTINUED OPERATIONS                           --        37,609
OTHER ASSETS                                                19,545         8,552
                                                          ----------------------
                Total assets                              $592,486      $609,280
                                                          ======================

                  LIABILITIES AND
                SHAREHOLDERS' EQUITY                        1998            1997
                --------------------                     -------------------------
CURRENT LIABILITIES:
   Current portion of debt                               $  30,968       $  65,484
   Accounts payable                                         87,893          72,084
   Accrued expenses                                         44,621          38,945
                                                         -------------------------

                Total current liabilities                  163,482         176,513

LONG-TERM DEBT                                             301,817         311,522

OTHER LONG TERM LIABILITIES                                  6,440           6,278
DEFERRED INCOME TAXES                                       34,446          26,985

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stock -- $1.00 par value; 1,000,000
     shares authorized; none issued                             --              --
   Common stock -- $.01 par value; 30,000,000
      shares authorized; 10,022,301 and 9,988,330
      shares issued in 1998 and 1997, respectively             100             100
   Additional paid-in capital                               91,324          89,974
   Treasury stock - common stock; at cost,
     2,744,600 and 2,781,543 shares in 1998 and
     1997, respectively                                    (60,963)        (61,783)
   Retained earnings                                        78,942          78,679
   Cumulative translation adjustment                       (23,102)        (18,988)

                                                         -------------------------
                Total shareholders' equity                  86,301          87,982
                                                         -------------------------

                Total liabilities and shareholders'
                  equity                                 $ 592,486       $ 609,280
                                                         =========================

  The accompanying notes to financial statements are an integral part of these balance sheets.

                               AEP INDUSTRIES INC.

                        CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996
                      (in thousands, except per share data)

                                                                    1998           1997           1996
                                                                -----------    -----------    -----------
NET SALES                                                       $   666,556    $   709,072    $   270,534

COST OF SALES                                                       510,927        556,589        210,764
                                                                -----------    -----------    -----------
                Gross profit                                        155,629        152,483         59,770

OPERATING EXPENSES:
   Delivery and warehousing                                          47,323         44,017         20,825
   Selling                                                           37,811         41,429         15,701
   General and administrative                                        28,448         29,031          7,706
                                                                -----------    -----------    -----------
                Total operating expenses                            113,582        114,477         44,232
                                                                -----------    -----------    -----------

                Income from operations                               42,047         38,006         15,538

OTHER INCOME (EXPENSE):
   Interest expense                                                 (33,780)       (30,061)       (11,517)
   Other, net                                                         1,465          3,285            390
                                                                -----------    -----------    -----------
                                                                    (32,315)       (26,776)       (11,127)

                Income from continuing operations before
                   provision for income taxes                         9,732         11,230          4,411
                                                                -----------    -----------    -----------

PROVISION FOR INCOME TAXES                                            3,961          3,901          1,858
                                                                -----------    -----------    -----------

                Income from continuing operations                     5,771          7,329          2,553

DISCONTINUED OPERATIONS
    (Loss) Income from operations of discontinued businesses
         (less applicable income tax benefit of $3,237
for 1998 and income taxes of $794 for 1997)                          (5,383)         1,242             --

     (Loss) on disposal of Rigids businesses (less applicable
          income tax benefit of $932)                                  (125)            --             --
                                                                -----------    -----------    -----------

                (Loss) Income from discontinued operations           (5,508)         1,242             --
                                                                -----------    -----------    -----------

     Net Income                                                         263          8,571          2,553
                                                                -----------    -----------    -----------

EARNINGS PER SHARE:
     Basic income from continuing operations                    $      0.79    $      1.02    $      0.52
     Basic loss from discontinued operations                          (0.75)          0.17             --
                                                                -----------    -----------    -----------
         Basic net income                                       $      0.04    $      1.19    $      0.52
                                                                ===========    ===========    ===========
      Total basic shares                                          7,266,888      7,172,790      4,868,001

     Diluted income from continuing operations                  $      0.78    $      0.98    $      0.49
     Diluted loss from discontinued operations                        (0.75)          0.17             --
                                                                -----------    -----------    -----------
         Diluted net income                                     $      0.03    $      1.15    $      0.49
                                                                ===========    ===========    ===========
     Total diluted shares                                         7,401,431      7,452,393      5,193,290

  The accompanying notes to financial statements are an integral part of these statements.

                               AEP INDUSTRIES INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               FOR THE YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996
                                 (in thousands)

                                                                                                                  Net
                                               Common Stock         Treasury Stock     Additional  Cumulative  Unrealized
                                             ---------------------------------------    Paid-in   Translation  Investment  Retained
                                             Shares    Amount      Shares     Amount    Capital    Adjustment     Gain     Earnings
                                             ---------------------------------------------------------------------------------------
BALANCES AT OCTOBER 31, 1995                  7,437   $     74      2,633    $(58,304)   $  7,483   $     --    $     --    $ 67,555
   Issuance of common stock upon
      exercise of stock options                  66          1         --          --         308         --          --          --
   Issuance of common stock pursuant
      to stock purchase plan                     15         --         --          --         285         --          --          --
   Issuance of common stock pursuant
      to  acquisition of Borden Global
      Packaging                               2,413         24         --          --      79,976         --          --          --
   Net income                                    --         --         --          --          --         --          --       2,553
   Purchase of treasury stock                    --         --        168      (3,838)         --         --          --          --
   Translation adjustments                       --         --         --          --          --     (1,283)         --          --
   Net unrealized investment gain                --         --         --          --          --         --         299          --
                                             ---------------------------------------------------------------------------------------

BALANCES AT OCTOBER 31, 1996                  9,931         99      2,801     (62,142)     88,052     (1,283)        299      70,108
   Issuance of common stock upon
      exercise of stock options                  46          1         --          --         727         --          --          --
   Issuance of common stock pursuant
      to stock purchase plan                     11         --         --          --         363         --          --          --
    Tax benefit from stock option
      exercises                                  --         --         --          --         160         --          --
    Net Income                                   --         --         --          --          --         --          --       8,571
    ESOP contribution                            --         --        (19)        359         672         --          --          --
    Sale of securities                           --         --         --          --          --         --        (299)         --
    Translation adjustments                      --         --         --          --          --    (17,705)         --          --
                                             ---------------------------------------------------------------------------------------

 BALANCES AT OCTOBER 31, 1997                 9,988        100      2,782     (61,783)     89,974    (18,988)         --      78,679
   Issuance of common stock upon
      Exercise of stock options                  18         --         --          --         231         --          --          --
   Issuance of common stock pursuant
      to stock purchase plan                     16         --         --          --         348         --          --          --
    Tax benefit from stock option exercises      --         --         --          --         295         --          --          --
    Net Income                                   --         --         --          --          --         --          --         263
    ESOP contribution                            --         --        (37)        820         476         --          --          --
    Translation adjustments                      --         --         --          --          --     (4,114)         --          --
                                             ---------------------------------------------------------------------------------------
           BALANCES AT OCTOBER 31, 1998      10,022   $    100      2,745    $(60,963)   $ 91,324   $(23,102)         --    $ 78,942
                                             =======================================================================================

  The accompanying notes to financial statements are an integral part of these statements.

                               AEP INDUSTRIES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996
                                 (in thousands)

                                                                         1998         1997         1996
                                                                      ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                         $     263    $   8,571    $   2,553
   Adjustments to reconcile net income to
     net cash provided by operating activities-
        Loss (Income) from discontinued operations                        5,383       (1,242)          --
        Loss from disposal of Rigids                                        125           --           --
       Depreciation and amortization                                     30,378       28,810       12,534
        ESOP contribution                                                 1,057          827           --
        Other                                                              (320)        (989)          --
       Provision for losses on accounts receivable and inventory          2,048        2,342          527
        Write-off of debt issuance costs                                     --        3,330           --
        Deferred income taxes                                               576        2,704          288
    Changes in operating assets and liabilities, net of
       acquisition of business
       (Increase) in accounts receivable                                  3,707       (8,372)      (4,383)
       (Increase) decrease in inventories                                 1,231        1,535        4,393
       (Increase) decrease in other current assets                       (3,877)       2,789       (1,573)
       (Increase) decrease in other assets                              (12,826)     (18,868)      11,332
       (Increase) decrease in net assets of discontinued
         operations                                                      (1,442)       1,338           --
       Decrease in goodwill                                               1,088        8,423           --
       Increase (decrease) in accounts payable                           17,392        8,080       (8,576)
       Increase (decrease) in accrued expenses                            6,435       (9,643)      (9,759)
       Increase in other long term liabilities                            7,992        7,943           --
                                                                      ---------    ---------    ---------
                Net cash provided by operating
                  activities                                             59,210       37,578        7,336
                                                                      ---------    ---------    ---------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Acquisition of Borden Global Packaging, net of cash acquired              --           --     (254,939)
   Capital expenditures                                                 (24,444)     (37,614)     (14,040)
   Sales and retirements of property, plant and equipment, net            3,182        2,088           14
   Acquisition of assets in Australia                                        --       (8,758)          --
   (Purchases) Sales of marketable securities                                --        2,486          (53)
   Net proceeds from sale of Rigids and South Africa                     13,224           --           --
                                                                      ---------    ---------    ---------
                Net cash used in investing activities                    (8,038)     (41,798)    (269,018)
                                                                      ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of Subordinated Debentures                    198,500           --           --
   (Repayments) borrowings  of Term Loan                               (196,591)          --      370,300
   Net (repayments) borrowings                                          (44,954)         549      (92,353)
   Proceeds from issuance of common stock                                   857        1,091          594
   Purchase of treasury stock                                                --           --       (3,838)
                                                                      ---------    ---------    ---------
                Net cash (used in) provided by financing
                  activities                                            (42,188)       1,640      274,703
                                                                      ---------    ---------    ---------

EFFECTS OF EXCHANGE RATE CHANGES ON CASH                                 (9,133)      (5,344)      (1,283)
                                                                      ---------    ---------    ---------

                Net increase (decrease) in cash                            (149)      (7,924)      11,738

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                                      4,143       12,067          329
                                                                      =========    =========    =========
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $   3,994    $   4,143    $  12,067
                                                                      =========    =========    =========

SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING AND INVESTING ACTIVITIES

Long term note received from sale of portion of Rigids' business      $   3,004           --           --
                                                                      =========    =========    =========

                               AEP INDUSTRIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION:

      AEP Industries Inc. (the "Company") is an international manufacturer of a wide range of plastic film products. The Company's products are used in a number of industrial, commercial, food and agricultural applications and are sold worldwide, including North America, Western Europe and the Asia/Pacific regions.

(2) SIGNIFICANT ACCOUNTING POLICIES:

      Principles of Consolidation -

            The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

      Revenue Recognition -

            Revenues are generally recognized when products are shipped to customers.

      Cash and Cash Equivalents -

            The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

      Marketable Securities -

            Marketable securities classified as available-for-sale securities are carried at fair market value with unrealized gains and losses excluded from income and recorded, net of income tax, as a separate component of shareholders' equity. The Company has no securities classified as trading or held-to-maturity.

            Gains and losses on investment transactions are recognized when realized based on trade dates. Dividends are recorded in income based on payment dates. Interest is recognized when earned.

      Use of Estimates -

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Property, Plant and Equipment -

            Property, plant and equipment is stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets. The cost of property, plant and equipment and the related accumulated depreciation and amortization is removed from the accounts upon the retirement or disposal of such assets and the resulting gain or loss is recognized at the time of disposition. The cost of maintenance and repairs is charged to expense as incurred.

      Foreign Currency Translation -

            Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each period for revenues, expenses, gains and losses. Translation adjustments are recorded as a separate component of shareholders' equity and transaction adjustments are recorded in other income and expense.

      Research and Development Costs -

            Research and development costs are charged to expense as incurred. Approximately $1,524,000, $1,908,000, and $635,000 for 1998, 1997
            and 1996, respectively, was incurred for such research and development for continuing operations.

      Income Taxes -

            Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

            The Company and its subsidiaries file separate foreign, state and local income tax returns and, accordingly, provide for such income taxes on a separate company basis.

      Derivatives -

            The Company operates internationally, giving rise to exposure to market risks from changes in interest rates and foreign exchange rates. Derivative financial instruments are utilized by the Company to reduce these risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

            Gains and losses on contracts designated as hedges of net investments in foreign subsidiaries are accrued as exchange rates change and are recognized in shareholders' equity as cumulative translation adjustments. Gains and losses on contracts designated as hedges of identifiable foreign currency firm commitments are included in the measurement of the related foreign currency transaction.

      Goodwill -

            Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities (Note 3), is being amortized on a straight line basis over the period of expected benefit of thirty-five (35) years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable.

      Fair Value of Financial Instruments -

            Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at fair value because of the short term maturity of those instruments. The fair value of the Company's debt and hedge contracts is discussed in Notes 7 and 8, respectively.

      Concentration of Credit Risk -

            Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, marketable securities, trade receivables and financial instruments used in hedging activities.

            The Company places its cash equivalents and short-term investments with high-quality-credit institutions and limits the amount of credit exposure with any one financial institution.

            The Company sells its products to a large number of geographically diverse customers, thus spreading the trade credit risk. The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

            The counterparties to the agreements relating to the Company's foreign exchange and interest rate instruments consist of a number of major, international financial institutions. The Company does not believe that there is significant risk of nonperformance by these counterparties as the Company continually monitors the credit ratings of such counterparties, and limits the financial exposure and the amount of agreements entered into with any one institution.

      Earnings Per Share -

            SFAS No. 128, "Earnings per Share", which became effective for the Company's fiscal year beginning November 1, 1997, established new standards for computing and presenting earnings per share ("EPS"). The standard requires the presentation of basic EPS and diluted EPS and the restatement of previously reported EPS amounts. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding, adjusted to reflect potentially dilutive securities (stock options).

      Stock Based Compensation -

            The Company accounts for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 , "Accounting for Stock Issued to Employees" and provides the disclosures required by SFAS No.123 "Accounting for Stock-Based Compensation" (See Note 9).

      Long-Lived Assets -

            Effective November 1, 1996, the Company adopted Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). This statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recovered. SFAS No. 121 also requires that assets to be disposed of be reported at the lower of the carrying value or the fair market value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

      New Accounting Standards -

            In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". This standard establishes requirements for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The objective of the Statement is to report a measure of all changes in equity of a company that result from transactions and other economic events in the period other than transactions with owners. This standard is effective for the Company's 1999 fiscal year. The Company will make the appropriate disclosures, when required and as this statement relates solely to disclosure provisions, believes that the adoption of this standard will have no effect on its financial position or results of operations.

            In 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". This standard replaces the disclosure requirements of SFAS 87, "Employers' Accounting for Pensions". The measurement and recognition of pension reserves and provisions are unchanged. This standard is effective for the Company's 1999 fiscal year. The Company will make the necessary disclosures and as this statement relates solely to disclosure provisions, believes that the adoption of this standard will have no material effect on its financial position or results of operations.

            In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This standard establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for the Company's 2000 fiscal year. The Company has not yet determined the effects SFAS 133 will have on its financial position or results of operations.

      Reclassifications -

            Certain prior year amounts have been reclassified in order to conform with the 1998 presentation.

(3) ACQUISITION OF BUSINESS:

      On October 11, 1996, the Company acquired the Global Packaging Business ("BGP") of Borden, Inc. for a combination of cash and shares of Company common stock. The cash portion of the purchase price was $264,400,000, after all adjustments, and the stock portion of the purchase price totaled $80 million and consisted of 2,412,818 shares valued at $33.15625 per share, representing the average market share price at the time the acquisition was agreed to and announced. The cash portion of the purchase price was financed through bank debt.

      The acquisition was accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The acquisition resulted in goodwill of approximately $53 million which is being amortized on a straight line basis over thirty-five years.

      The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and BGP, without the Rigids' businesses (See Note 17), as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects.

                                                             For the Year Ended
     (in thousands, except per share amounts)                 October 31, 1996
                                                              ----------------

                                                                 (unaudited)
      Net Sales                                                   $765,449
      Operating Income                                              42,227
      Net Income                                                    10,019
      Earnings per Share                                          $   1.36

     These pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of the operations which actually would have resulted had the combination been in effect on November 1, 1995 or of the future results of operations of the Company.

(4) INVENTORIES:

      Inventories, stated at the lower of cost (last-in, first-out method for domestic operations and first-in, first-out method for foreign operations and supplies) or market, include material, labor and manufacturing overhead costs and are comprised of the following-

                                                               October 31,
                                                        ------------------------
                                                         1998              1997
                                                        -------          -------
(in thousands)
Raw materials                                           $19,676          $20,806
Finished goods                                           57,952           61,198
Supplies                                                  4,626            3,924
                                                        -------          -------
                                                         82,254           85,928
    Less: Inventory reserve                               1,418            1,497
                                                        -------          -------

       Inventories, net                                 $80,836          $84,431
                                                        =======          =======

      The last-in, first-out (LIFO) method was used for determining the cost of approximately 52.2% and 45.5% of total inventories at October 31, 1998 and 1997, respectively. Inventories would have been decreased by $4,019,000 and increased by $2,142,000 at October 31, 1998 and 1997, respectively, if the FIFO method had been used exclusively. Due to the Company's continuous manufacturing process, there is no significant work in process at any point in time.

(5) PROPERTY, PLANT AND EQUIPMENT:

      A summary of the components of property, plant and equipment and their estimated useful lives is as follows-

                                               October 31,
                                      ----------------------------         Estimated
(in thousands)                           1998            1997            Useful Lives
                                      ------------       ----------     ----------------
Land                                  $     13,607       $   14,324
Buildings                                   68,227           70,376     15 to 31.5 years
Machinery and equipment                    256,377          227,930     3 to 16 years
Furniture and fixtures                       7,948            7,244     9 years
Leasehold improvements                       2,027            2,293     6 to 25 years
Motor vehicles                                 856            3,826     3 years
Construction in progress                    11,505           14,600
                                      ------------       ----------

                                           360,547          340,593
Less- Accumulated depreciation
  and amortization                         110,515           85,458
                                      ------------       ----------

                                      $    250,032       $  255,135
                                      ============       ==========

      Maintenance and repairs expense was approximately $11,323,000, $11,293,000, and $1,845,000 for the years ended October 31, 1998, 1997 and
      1996, respectively.

(6) ACCRUED EXPENSES

      At October 31, 1998 and 1997, accrued expenses consisted of the following-

      (in thousands)                                   1998          1997
                                                     -------       -------

      Payroll and employee related                   $13,307       $14,586
      Interest                                        10,425         3,293
      Taxes (other than income)                        3,692         4,325
      Customer rebates                                 4,406         6,547
      Insurance related                                2,685         2,413
      Other                                           10,106         7,781
                                                     -------       -------

                                                     $44,621       $38,945
                                                     =======       =======

(7) DEBT:

      A summary of the components of debt is as follows-

                                                           October 31,
                                                     ----------------------
      (Amounts in table stated in thousands)           1998          1997
                                                     --------     --------

      Term loan facility (a)                          112,000     $320,000
      Senior Subordinated Debentures, less
      unamortized discount of $1,397 (b)              198,603           --
      Pennsylvania Industrial Loans (c)                 5,862        5,981
      Foreign bank borrowings (d)                      16,320       51,025
                                                     --------     --------
          Total Debt                                  332,785      377,006
      Less- Current portion                            30,968       65,484
                                                     --------     --------

      Long-Term Debt                                 $301,817     $311,522
                                                     ========     ========

      (a) On October 11, 1996, to facilitate the acquisition of BGP, the Company entered into a long term credit agreement (the "Credit Agreement") with a consortium of banks arranged by Morgan Guaranty Trust Company of New York. The Credit Agreement provided the Company with two credit facilities consisting of (1) a six year amortizing term loan facility in the amount of $350,000,000 ($30 million was repaid in quarterly installments in 1997) and (2) a six year revolving credit facility in the amount of $100,000,000. The Company also has a $10,000,000 unsecured revolving credit facility for working capital purposes. At October 31, 1998 and 1997, there were no outstanding borrowings under either revolving credit facility.

            In October 1997, the Company received a waiver relating to certain financial ratios contained in the Credit Agreement and entered into an amendment to the Credit Agreement (the "Amendment"). The principle effects of the Amendment relate to the interest rate applicable to the Credit Agreement and the amortization schedule with respect to the term loan made thereunder. The interest rate margins which determine the interest rates applicable to the loans under the Credit Agreement increased as follows: the margin applicable to Base Rate loans (formerly 0%) increased to a range from 0% to .75% and the margin applicable to LIBOR Rate loans (formerly .25% to .625%) increased to a range from .45% to 1.75%.

            The required amortization payments in respect of the term loan were reduced so that, instead of amortizing the full principal during the term of the loan, a balloon payment equal to the remaining outstanding principle balance of the term loan will be due at maturity (October 11, 2002). As a result of the Amendment, the Company had written-off in fiscal 1997 the unamortized prior debt issuance costs of $3,330,000 and had capitalized $1,050,000 of amendment fees. Loan principal of $15,000,000 was repaid in 1998 related to the revised amortization schedule under the Amendment.

            The Amendment contains certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio, fixed charge coverage ratio and certain restrictions on, and not limited to, dividends, mergers, investments, asset sales and additional indebtedness.

      (b) In November of 1997, the Company completed an offering of $200 million in aggregate principal amount of 9.875% Senior Subordinated Debentures due November 15, 2007 (the "Debentures"). The issue price was 99.224% resulting in an effective yield of 10%. The net proceeds (approximately $193 million) from the Debentures were used to repay a portion of the indebtedness outstanding under the Company's outstanding Credit Agreement.

            The Debentures contain certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio and certain restrictions on, and not limited to, dividends, consolidations and certain asset sales and additional indebtedness.

      (c) The Company has in place the following financing arrangements in connection with the construction of its Wright Township, Pennsylvania manufacturing facility:

            $1,600,000 fifteen year fixed rate 2% loan due on August 1, 2011; $3,300,000 fifteen year fixed rate 2% loan due on July 1, 2011;
            $ 400,000 seven year fixed rate 2% loan due on July 1, 2003; $1,000,000 five year fixed rate 1% loan due on February 24, 2002; $ 400,000 fifteen year fixed rate 2% loan due on August 1, 2011.

            The Company has repaid $369,000 and $355,000 of these borrowings during 1998 and 1997, respectively.

      (d) In addition to the amounts available under the revolving credit facilities, the Company also maintains unsecured short-term credit facilities at its foreign subsidiaries. At October 31, 1998 and 1997, the aggregate amount outstanding under such facilities was $15,485,000 and $49,970,000 and is contained within the foreign bank borrowings amount. Interest rates on these borrowings range from 4.45% to 12.36%. There was approximately $52,600,000 and $20,000,000 available for borrowing at October 31, 1998 and 1997, respectively.

            Foreign borrowings also consist of long term foreign borrowings of $835,000 (of which $206,000 is due within one year) and $1,055,000 (of which $237,000 was due within one year) in 1998 and 1997, respectively. In 1998, the long term debt was held in Australia and Italy with average interest rates of 8.35% and 6.32%, respectively. In 1997, the long term debt was held in Australia, Italy and South Africa, with average interest rates of 11.47%, 12.36% and 18.59%, respectively.

      Payments required on all debt during each of the next five years are as follows-

            (Amounts in table stated in thousands)
                             1999                             30,968
                             2000                             21,100
                             2001                             25,374
                             2002                             52,374
                             2003                                374
                             Thereafter                      203,992
                                                          ----------
                                                            $334,182
                                                          ==========

            Cash paid for interest during 1998, 1997 and 1996 was $26,648,000, $22,178,000, and $7,546,000, respectively.

      The Company was contingently liable for debt of certain of its foreign subsidiaries and equipment guarantees aggregating to approximately $18.5 million at October 31, 1998. Contained within this amount is approximately $11.2 million of off-balance sheet guarantees related to equipment. The Company knows of no event of default that would require it to satisfy these guarantees.

      The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Debentures at October 31, 1998 was $188 million which management believes was attributable to the conditions of the bond market. The Company believes that the stated values of the Company's remaining debt instruments represent the estimated fair values.

(8)   FINANCIAL INSTRUMENTS:

      The Company enters into foreign currency forward contracts (principally against the Dutch guilder, Belgium franc, French franc, Italian lira, Spanish peseta, Canadian dollar and New Zealand dollar) to hedge the net receivable/payable position arising from trade sales and purchases and intercompany transactions. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows and outflows resulting from the sales of products and the purchases from suppliers denominated in a currency other than the functional currency will be adversely affected by changes in exchange rates. Gains and losses from such transactions are recognized when realized.

      The Company had twenty-nine (29) contracts outstanding at October 31, 1998 with a total notional contract amount of $134.2 million and maturities of less than one year. These contracts had a fair market value of $131.9 million at October 31, 1998.

(9)   SHAREHOLDERS' EQUITY:

      On October 11, 1996, in connection with the acquisition of BGP (as discussed in Note 3), the Company issued 2,412,818 shares of the Company's common stock at a price of $33.15625 per share or a total of $80 million.

      Pursuant to a self tender offering commencing in August 1995, to its shareholders, the Company purchased and placed into treasury during 1996, 168,000 shares of the Company's stock at $22.75 per share. The purchases of treasury stock were accounted for under the cost method. During 1998 and 1997, the Company issued 36,943 and 19,457 shares, respectively from treasury to fund the Company's ESOP.

      The Company's Board of Directors may direct the issuance of the Company's $1.00 par value Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series.

      The 1995 Stock Option Plan ("1995 Option Plan") has reserved 500,000 shares of Common Stock for the granting of options to key employees of the Company, including directors and officers. The 1995 Option Plan became effective January 1, 1995, and will terminate December 31, 2004. The 1995 Option Plan, provides for the granting of incentive stock options ("ISOs") which may be exercised over a period of ten years, issuance of SARS, restricted stock, performance shares and nonqualified stock options, including fixed annual grants, to nonemployee directors. Under the 1995 Option Plan, options have been granted to key employees and outside directors for terms of up to ten years, at an exercise price not less than the fair value at the date of grant, with the exception of participants who were granted ISOs at 110% of the fair value because they possessed more than 10% of the voting rights of the Company's outstanding common stock at the time of grant, which options are exercisable in whole or in part at stated times from the date of grant up to five years from the date of grant. The Stock Option Committee is made up entirely of outside directors who administer the 1995 Option Plan. Under the Plan, outside directors receive a fixed annual grant of 1,000 options at the time of the annual meeting of shareholders. During 1998, 1997 and 1996, 173,440, 125,900 and 2,000 options, respectively, under the 1995 Option Plan were canceled. As of October 31, 1998, 1997 and 1996, 99,710, 164,020 and
      171,000 options respectively, were available for grant.

      The 1995 Employee Stock Purchase Plan ("1995 Purchase Plan") became effective July 1, 1995 and will terminate June 30, 2005. The 1995 Purchase Plan has an aggregate of 300,000 shares of common stock which has been made available for purchase by eligible employees of the Company, including directors and officers, through payroll deductions over successive six-month offering periods. The purchase price of the common stock under the 1995 Purchase Plan is 85% of the lower of the last sales price per share of common stock in the over-the-counter market on either the first or last day of each six-month offering period. As of October 31, 1998, 1997 and 1996, 15,972, 10,682 and 15,176 shares, respectively, had been issued under the 1995 Purchase Plan.

      Under the 1985 Option Plan, 772,500 options were granted to key employees of the Company, including directors and officers. At October 31, 1998, 1997 and 1996, 17,260, 44,695 and 79,075 options, respectively, had been exercised and 322,900, 353,290 and 420,425 options were outstanding. During

      1998, 1997 and 1996, 13,130, 22,440 and 7,500 options respectively, under the 1985 Option Plan were canceled. The 1985 Option Plan expired on October 31, 1995.

      Under the 1985 Purchase Plan, an aggregate of 187,500 shares of common stock were made available for purchase through December 31, 1995. As of October 31, 1995, 139,063 shares had been issued under the Purchase Plan and the 48,437 shares which were available for purchase through December 31, 1995, have expired as of October 31, 1996.

      Transactions under the Purchase Plans are as follows-

                                                 Number of    Purchase Price
                                                   Shares        Per Share
                                                -----------   --------------

      Available at October 31, 1995                 348,437
         Expired                                    (48,437)
         Purchased                                  (15,176)      $18.12
                                                -----------
      Available October 31, 1996                    284,824
         Purchased                                  (10,682)      $34.00
                                                -----------
      Available October 31, 1997                    274,142
         Purchased                                  (15,972)      $21.81
                                                -----------
      Available October 31, 1998                    258,170
                                                ===========

      Transactions under the Option Plans are as follows-

                                       Number of     Option Price     Weighted Average
                                         Shares        Per Share       Exercise Price
                                         ------        ---------       --------------
Outstanding at October 31, 1995         509,000      $5.09 - 23.13        $  15.32
  Granted                               329,000     $23.75 - 51.15        $  40.96
  Exercised                             (79,075)     $5.66 - 18.75        $   9.27
  Forfeited/Cancelled                    (9,500)     $5.66 - 24.93        $   9.81
                                       --------                           --------

Outstanding at October 31, 1996         749,425      $5.09 - 51.15        $  27.28
  Granted                               136,180     $31.00 - 57.50        $  36.64
  Exercised                             (47,995)     $6.00 - 24.93        $  14.97
  Forfeited/Cancelled                  (148,340)    $11.33 - 57.50        $  42.97
                                       --------                           --------

Outstanding at October 31, 1997         689,270      $5.09 - 51.15        $  26.61
  Granted                               239,350     $20.88 - 46.50        $  34.95
  Exercised                             (18,860)     $6.00 - 24.93        $  13.97
  Forfeited/Cancelled                  (186,570)     $6.00 - 51.15        $  42.86
                                       --------                           --------

Outstanding at October 31, 1998         723,190      $5.09 - 46.50        $  25.51
                                       ========                           ========

      The weighted average fair values of options granted in 1998, 1997 and 1996 at prices above market value were $0, $0 and $11.89, respectively. The weighted average fair values of options granted in 1998, 1997 and 1996 at prices at market value were $16.29, $19.77 and $24.09, respectively. The weighted average exercise price of options granted in 1998, 1997 and 1996 at prices above market value were $0, $0 and $33.68, respectively. The weighted average exercise price of options granted in 1998, 1997 and 1996 at prices at market value were $34.95, $36.64 and $41.99, respectively.

      The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                          1998       1997       1996
                                         ------     ------     ------
            Risk-Free Interest Rates      5.83%      6.56%      6.23%
            Expected Lives                 7.5        7.2        6.5
            Expected Volatility           58.5%        41%        43%

      The following table summarizes information about stock options outstanding at October 31, 1998:

                                  Number of          Weighted         Weighted         Number         Weighted
                                   Options            Average          Average       Exercisable       Average
                                Outstanding at       Remaining        Exercise           at           Exercise
Range of     Exercise Price    October 31, 1998   Contractual Life      Price     October 31, 1998      Price
--------     --------------    ----------------   ----------------      -----     ----------------      -----
 $  5.09         $  7.36             32,550              3.14          $  5.73          32,550         $  5.73
    7.37           10.64             27,400              1.70             9.17          27,400            9.17
   10.65           15.39             12,600              4.82            11.33          12,600           11.33
   15.40           22.26            183,500              8.46            22.71         109,760           17.92
   22.27           32.18            290,290              7.46            27.27          96,338           25.05
   32.19           46.50            176,850              9.16            37.49           1,200           43.83
                                    -------           -------          -------         -------         -------
 $  5.09         $ 46.50            723,190              7.12          $ 25.51         279,848         $ 17.92

      Had compensation expense, net of taxes, for all stock option grants in fiscal years 1998, 1997 and 1996 been determined in accordance with SFAS No. 123, the Company's net income and income (loss) per share would have been as follows:

                                                       1998      1997     1996
                                                      ------    ------   ------
      Net Income (Loss):             As Reported       $263     $8,571   $2,553
        (in thousands)               Pro Forma         (842)     7,560    2,419

      Basic earnings (loss)
      per share:                     As Reported       $0.04     $1.19    $0.52
                                     Pro Forma         (0.12)     1.05     0.50

      Diluted earnings (loss) per
      share:                         As Reported       $0.03     $1.15    $0.49
                                     Pro Forma         (0.12)     1.01     0.47

      The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to fiscal 1996 and additional awards in future years are anticipated.

(10)  PENSIONS AND RETIREMENT SAVINGS PLAN:

      The Company sponsors various post retirement plans for most full-time employees. Total pension expense for 1998, 1997 and 1996 was $3,233,000, $2,826,500 and $814,000, respectively. The Company sponsors a defined contribution plan in the United States and defined benefit and defined contribution plans in its foreign locations.

      Effective January 1, 1996, the Company's United States operations amended its 401(k) savings plan to become a 401(k) Savings and Employee Stock Ownership Plan (the "Plan"). Employees of the Company in the U.S. who have completed one year of service and are over the age of 21 (with the exception of those employees covered by a collective bargaining agreement) may participate. The Plan shall be primarily invested in the common stock of the Company. The Company uses shares currently held in treasury for contributions to the Plan.

      The Company makes a contribution of the Company's common stock equal to 1% of a participant's compensation for the plan year and will match 75% of a participant's contribution up to 4% of the participant's compensation. For the purpose of determining the number of shares of Company common stock to be contributed to the Plan, the Company's stock will be valued for the first ten business days of the month of February following the close of any Plan year. In 1998, 1997 and 1996, 36,943, 19,457 and 0 shares, respectively, were issued. The Company has expensed approximately $1,313,000, $1,031,000 and $814,000 in 1998, 1997 and 1996, respectively, related to this Plan.

      The Company also sponsors defined contribution plans at selected foreign locations obtained through the BGP acquisition. The plans cover full time employees and provide for employer contributions of between 3% and 5% of salary or a percentage of employee contributions. The Company's contributions related to these plans for 1998 and 1997 totaled approximately $622,000 and $224,500, respectively.

      The Company also has defined benefit plans in certain of its foreign locations, obtained through the BGP acquisition. For most salaried employees, benefits under these plans generally are based on compensation and credited service. For most hourly employees, benefits under these plans are based on specified amounts per year of credited service. The Company funds these plans in amounts actuarially determined or with the funding requirements of federal law and regulations.

      The following table presents a reconciliation of the status of the foreign defined benefit pension plans to accrued pension liability:

      (in thousands)                    October 31,   October 31,
                                           1998          1997
                                        ----------    ----------

      Vested benefit obligation         $  (15,144)   $  (13,644)
      Accumulated benefit obligation       (16,632)      (15,055)

      Projected benefit obligation         (20,932)      (19,295)
      Plan assets at fair value             14,916        14,602
      Unrecognized net gain                     54           123
                                        ----------    ----------

      Plan assets less than projected
          benefit obligation            $   (5,962)   $   (4,570)
                                        ==========    ==========

      The above amounts are included in other long term liabilities.

      The components of net periodic pension costs for the foreign defined benefit pension plans are as follows:

            (in thousands)
                                             1998       1997
                                           -------    -------
            Service costs of benefits
               earned during the year      $ 1,851    $ 2,034
            Interest cost of projected
               benefit obligation            1,237      1,325
            Actual return (gain)
               on assets                      (977)    (1,152)
            Employee contributions            (562)      (504)
            Amortization of unrecognized
               net gains                         5         --
                                           -------    -------
            Net Pension Expense            $ 1,554    $ 1,703
                                           =======    =======

      As BGP was acquired on October 11, 1996, the 1996 net periodic pension costs for the foreign defined benefit plans were immaterial.

      The assumptions used, shown based on a weighted average, in determining the status of the foreign pension plans at October 31, 1998 and October 31, 1997, were as follows:

                                         October 31,  October 31,
                                            1998         1997
                                            ----         ----

      Discount rate                            6%          7%
      Salary progression rate                  4%          4%
      Long term rate of return               6.5%          6%

(11)  INVESTMENT IN JOINT VENTURE:

      In connection with the acquisition of BGP, the Company acquired for $15 million, fifty percent of Borden Hitachi, a joint venture with Hitachi. The joint venture manufactures pallet-wrap and polyvinyl chloride ("PVC") food films for the Japanese industrial, institutional and consumer markets.

      The investment is being accounted for using the equity method of accounting. The investment account has been increased for income of the joint venture of $252,000, $317,000 and $28,000 in

      1998, 1997 and 1996, respectively. These amounts are included in other income.

(12)  INCOME TAXES:

      The provision for income taxes for continuing operations is summarized as follows-

                                              Year Ended October 31,
                                         -------------------------------
      (in thousands)                       1998        1997       1996
                                         --------    --------   --------
      Current
        Federal                          $     --    $     --   $    976
        State and Local                        --          --        416
        Foreign                             1,719       1,991        178
                                         --------    --------   --------

                                            1,719       1,991      1,570
                                         --------    --------   --------
      Deferred:
        Federal and State                   2,551    $    307   $    728
        Foreign                              (309)      1,603       (440)
                                         --------    --------   --------

                                            2,242       1,910        288
                                         --------    --------   --------
      Total provision for income taxes   $  3,961    $  3,901   $  1,858
                                         ========    ========   ========

      Undistributed earnings of the Company's foreign subsidiaries of approximately $2.2 million and $5.8 million for 1998 and 1997, respectively, are considered permanently invested outside the United States and as a result, the Company has not provided federal income taxes on the unremitted earnings. A determination of the deferred tax liability from a distribution of foreign earnings has not been made as such determination is not practicable.

      The tax effects of significant temporary differences which comprise the deferred tax assets (liabilities) at October 31, 1998 and 1997 are as follows-

                                                  October 31,
         (in thousands)                         1998        1997
                                              --------    --------

         Deferred tax asset-
           Net operating loss carryforwards   $ 27,684    $ 27,919
           Fixed assets                          3,218       3,620
           Bad debt expense                        834         463
           Alternative minimum tax                 830       1,262
           Other                                 2,192         365
                                              --------    --------

                Gross deferred tax asset        34,758      33,629
             Valuation Allowance               (11,362)    (14,739)
                                              --------    --------
                Net deferred tax asset        $ 23,396    $ 18,890
                                              ========    ========

      Deferred tax assets are recorded in other current assets and other long term assets.

                                                  October 31,
         (in thousands)                        1998        1997
                                             --------    --------
         Deferred tax liability
           Depreciation                      $(32,439)   $(26,119)
           Other                               (2,007)       (866)
                                             --------    --------
                Deferred tax liability       $(34,446)   $(26,985)
                                             ========    ========

      During 1998 and 1997, the Company reduced goodwill by approximately $1.1 and $8.4 million, respectively relating to the deferred tax assets established as a result of the acquisition of BGP.

      Approximately $79.3 million of total net operating losses remained at October 31, 1998, $70.3 million of which expire in the years 1999 through 2003, and $9.0 million of which can be carried forward indefinitely. The benefits of these carryforwards are dependent on the taxable income in those foreign jurisdictions in which they arose and accordingly, a valuation allowance has been provided where management has determined that it is more likely than not that the carryforwards will not be utilized. In the event that the tax benefits relating to the valuation allowance are realized, substantially all of such benefits would reduce goodwill. Included in the $70.3 million above are approximately $43.6 million of federal net operating losses in the United States available to be carried forward, which will expire in the year 2012.

      A reconciliation of the provision for taxes on income from continuing operations to that which would be computed at the statutory rate of 34% in 1998, 1997 and 1996 is as follows-

                                                       Year Ended October 31,
                                                     --------------------------
      (in thousands)                                  1998      1997      1996
                                                     ------   -------   -------

      Provision at statutory rate                    $3,309   $ 3,810   $ 1,500
      State tax provision, net
        of Federal tax benefit                           --       153       275
      Effect of non U.S. operations taxed at rates
        different than U.S Federal statutory rate       197       142       (73)
      Other, net                                        455      (204)      156
                                                     ------   -------   -------
                                                     $3,961   $ 3,901   $ 1,858
                                                     ======   =======   =======

      United States income tax returns for fiscal years 1993 to 1997 are currently under examination by the Internal Revenue Service. Assessments, if any, are not expected to have a material adverse effect on the Company's financial position or results of operations.

      Cash paid for income taxes during 1998, 1997 and 1996 was approximately $3,136,000, $2,633,000, and $3,990,000, respectively.

(13)  LEASE COMMITMENTS:

      The Company has lease agreements for several of its facilities and certain equipment expiring at various dates through October 31, 2015. Rental expense under all leases was $5,187,000, $5,481,000, and $2,366,000 for
      1998, 1997 and 1996, respectively.

      Under the terms of noncancellable operating leases with terms greater than one year, the minimum rental, excluding the provision for real estate taxes and net of sublease rentals, is as follows-

            (in thousands)
                           1999               $5,804
                           2000                4,827
                           2001                4,022
                           2002                3,418
                           2003                3,159
                           Thereafter         11,397
                                          ----------
                                             $32,627
                                          ==========

(14)  COMMITMENTS AND CONTINGENCIES:

      Employment Contracts -

      On October 11, 1996, the Company entered into employment agreements with the Chairman of the Board , President and Chief Executive Officer and with the Executive Vice President of the Company. Each contract has a term of five years with a base salary of $500,000 for the Chairman and $240,000 for the Executive Vice President. The base salary is increased each year by a percentage equal to the percentage increase, if any, in the consumer price index. The employment agreements provide that each individual may be terminated without cause prior to the expiration of the agreement, and in such case, each person would be entitled to severance payments equal to two times the sum of the annual base salary then in effect plus the bonus earned for the immediate preceding year, payable over a two year period.

      Claims and Lawsuits -

      The Company and its subsidiaries are subject to claims and lawsuits which arise in the ordinary course of business. On the basis of information presently available and advice received from counsel representing the Company and its subsidiaries, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits against the Company will not have a material adverse effect on the Company's financial position or results of operation

(15)  QUARTERLY FINANCIAL DATA (UNAUDITED):

(in thousands, except per share data)             January 31,      April 30,      July 31,     October 31,
                                                  -----------    -----------    -----------    -----------
1998
Net sales                                         $   168,378    $   169,667    $   164,857    $   163,655
Gross profit                                           38,418         37,964         39,406         39,841
Income from continuing operations                       1,884          1,187          1,544          1,156
Loss from discontinued operations                        (630)        (1,757)        (2,032)        (1,089)
Net income (loss)                                       1,254           (570)          (488)            67

Earnings Per Share:
    Basic income from continuing operations       $      0.26    $      0.16    $      0.21    $      0.16
    Basic loss from discontinued operations             (0.09)         (0.24)         (0.28)         (0.15)
                                                  -----------    -----------    -----------    -----------
      Basic net income (loss)                     $      0.17    $     (0.08)   $     (0.07)   $      0.01
                                                  -----------    -----------    -----------    -----------

    Diluted income from continuing operations     $      0.26    $      0.16    $      0.21    $      0.16
    Diluted loss from discontinued operations           (0.09)         (0.24)         (0.28)         (0.15)
                                                  -----------    -----------    -----------    -----------
      Diluted net income (loss)                   $      0.17    $     (0.08)   $     (0.07)   $      0.01
                                                  -----------    -----------    -----------    -----------

1997
Net sales                                         $   169,052    $   178,682    $   185,421    $   175,917
Gross profit                                           37,974         36,935         37,873         39,700
Income from continuing operations                       3,935          1,430          1,840            123
Income from discontinued operations                       121            561            374            187
Net income (loss)                                       4,056          1,991          2,214            310

Earnings Per Share:
    Basic income from continuing operations       $      0.55    $      0.20    $      0.26    $      0.02
    Basic income from discontinued operations     $      0.02    $      0.08    $      0.05    $      0.02
                                                  -----------    -----------    -----------    -----------
      Basic net income                            $      0.57    $      0.28    $      0.31    $      0.04
                                                  -----------    -----------    -----------    -----------

    Diluted income from continuing operations     $      0.52    $      0.19    $      0.25    $      0.02
    Diluted income from discontinued operations   $      0.02    $      0.08    $      0.05    $      0.02
                                                  -----------    -----------    -----------    -----------
      Diluted net income                          $      0.54    $      0.27    $      0.30    $      0.04
                                                  -----------    -----------    -----------    -----------

      Earnings per share are computed independently for each of the quarters presented.

(16)  SEGMENT INFORMATION:

      The Company's operations are conducted within one business segment, the production, manufacture and distribution of plastic packaging products, primarily for the food/beverage, industrial and agricultural markets. It operates in three geographical regions, North America, Europe and Asia/Pacific.

      Information about the Company's operations by geographical area as of and for the years ended October 31, 1998 and 1997, respectively is as follows:

(in thousands)                                                         Depreciation
                             Net        Operating         Capital          and        Identifiable
               1998        Sales          Income       Expenditures    Amortization      Assets
                      -----------------------------------------------------------------------------
North America         $     396,302   $      33,011   $       9,830   $      19,105   $     303,955
Europe                      192,248           7,208           8,645           7,715         172,153
Asia/Pacific                 78,006           1,828           5,969           3,558          55,635
 Corporate                       --              --              --              --          60,743
                      -----------------------------------------------------------------------------
         Total        $     666,556   $      42,047   $      24,444   $      30,378   $     592,486
                      =============================================================================

(in thousands)                                                         Depreciation
                             Net        Operating         Capital          and        Identifiable
               1997        Sales          Income       Expenditures    Amortization      Assets
                      -----------------------------------------------------------------------------
North America         $     419,580   $      26,324   $      20,890   $      19,021   $     303,412
Europe/South Africa         208,906           4,785           9,891           5,867         169,418
Asia/Pacific                 80,586           4,965           6,833           3,922          59,750
 Corporate                       --           1,932              --              --          76,700
                      -----------------------------------------------------------------------------
         Total        $     709,072   $      38,006   $      37,614   $      28,810   $     609,280
                      =============================================================================

            Included in Corporate assets are the investment in joint venture, net assets held for sale and net assets of discontinued operations. Included in the Corporate operating income are the income from joint venture and all elimination and adjusting entries.

            As the acquisition of BGP occurred on October 11, 1996, segment information is not material as of and for the year ending October 31, 1996 and not applicable prior to the acquisition.

            Intersegment sales and export sales are not material. Operating income includes all costs and expenses directly related to the geographical area. Identifiable assets are those used in each segment's operations, except net assets held for sale which represents the fair market value of those assets.

            No single customer accounted for more than 10% of sales in any year.

            In June 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires disclosures for each business segment that are similar to current requirements, with the addition of quarterly disclosures and more detailed geographic disclosures. The Company is not required to adopt SFAS 131 until the year ending October 31, 1999. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

(17)  DISCONTINUED OPERATIONS:

      At the time of the Company's acquisition of BGP, management decided not to retain the Rigids' businesses of BGP. The Rigids' businesses manufacture, market and distribute wet food containers, dry food trays and disposable food service products. These businesses were not considered core businesses and the Company had offered these businesses for sale with the intention that they would be sold within one year from the date of the acquisition and it would use the proceeds from the sale to pay down its debt. Accordingly, the Company had classified the net assets of such businesses as Net assets held for sale in the accompanying Consolidated Balance Sheets. For the year ending October 31, 1997, the net losses from the Rigids' businesses amounted to approximately $6 million and are not included in the Company's results of operations. Beginning November 1, 1997, the Company began recording these businesses as discontinued operations.

      During 1998, the Company sold all five of its Rigids' businesses to three separate parties. Gross proceeds for the sales were approximately $16.4 million. After giving effect to working capital adjustments and payment of professional fees, net proceeds amounted to approximately $13.9 million.

(18)  SALE OF SOUTH AFRICA:

      In January 1998, the Company completed the sale of its operations in South Africa to local management for $1 million plus the settlement of all intercompany items. The sale did not result in any gain or loss.

(19)  RELATED PARTY TRANSACTIONS:

      In connection with the acquisition of BGP, Borden, Inc. and the Company entered into a Governance Agreement, dated as of June 20, 1996 with respect to certain matters relating to the corporate governance of the Company. For the years ending October 31, 1998 and 1997, the Company purchased resin from BCP in the amount of $27.6 million and $24.9 million, respectively. BCP is a limited partnership in which BCP Management Inc., a wholly owned subsidiary of Borden Inc., is general partner.

(20)  SUBSEQUENT EVENT - DISCONTINUED OPERATION:

      In February 1999, the Company's management, with the concurrence of its Board of Directors, approved a formal plan to dispose of its Proponite business. On April 30, 1999, the Company sold certain assets of the Proponite business to Applied Extrusion Technologies, Inc. pusuant to the sales agreement dated March 4, 1999. The Company will wind down this non-core business during 1999. The disposal of the Proponite business has been accounted for as a discontinued operation and, accordingly, its net assets (liabilities) have been segregated from continuing operations in the accompanying consolidated balance sheets at October 31, 1998 and 1997, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of income for the years ended October 31, 1998 and 1997. The results of operations for the year ended October 31, 1996 has not been reclassified, as they were immaterial to the overall results of operations.

Condensed financial information relating to the discontinued operations of Proponite is as follows:

                                         October 31, 1998    October 31, 1997
                                         ----------------    ----------------
Net assets of discontinued operations:
  Current assets                         $     13,882,000    $     12,549,000
  Property, plant & equipment-net              34,976,000          37,609,000
                                         ----------------    ----------------
        Total assets                           48,858,000          50,158,000

  Current liabilities                           3,712,000           3,803,000
                                         ----------------    ----------------

Net assets of discontinued operations    $     45,146,000    $    46,355,,000
                                         ================    ================

                                           For the year        For the year
                                               ended               ended
                                         October 31, 1998    October 31, 1997
                                         ----------------    ----------------
Results of Operations:
  Net sales                              $     34,683,000    $     50,051,000
                                         ----------------    ----------------
  Gross profit                                  1,182,000           7,249,000
                                         ----------------    ----------------
  Net income (loss)                      $     (2,604,000)   $      1,242,000
                                         ================    ================

The results of operations for the year ended October 31, 1996 has not been reclassified, as they were immaterial to the overall results of operations.

                               AEP INDUSTRIES INC.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

SCHEDULES:

II -- Valuation and Qualifying Accounts

            Schedules other than those listed above have been omitted either because the required information is contained in the financial statements or notes thereto or because such schedules are not required or applicable.

                                                                     SCHEDULE II

                               AEP INDUSTRIES INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                   FOR THE THREE YEARS ENDED OCTOBER 31, 1998
                                 (in thousands)

                               Balance at     Additions   Deductions                Balance
                               Beginning     Charged to      From                    at End
                                of Year       Earnings     Reserves     Other       of Year
                              -----------   -----------   ----------   -------      -------
YEAR ENDED
   OCTOBER 31, 1998:
     Allowance for doubtful
       accounts               $     4,863   $     1,423   $    1,301   $  (299)     $ 4,686
                              ===========   ===========   ==========   =======      =======
     Inventory                $     1,497   $       625   $      888   $   184      $ 1,418
                              ===========   ===========   ==========   =======      =======

YEAR ENDED
   OCTOBER 31, 1997:
     Allowance for doubtful
       accounts               $     4,997   $     1,381   $    1,768   $   253      $ 4,863
                              ===========   ===========   ==========   =======      =======
     Inventory                $     1,810   $       961   $    1,106   $  (168)     $ 1,497
                              ===========   ===========   ==========   =======      =======

YEAR ENDED
   OCTOBER 31, 1996:
     Allowance for doubtful
       accounts               $     1,421   $       527   $      390   $ 3,439   A. $ 4,997
                              ===========   ===========   ==========   =======      =======
     Inventory                $         0   $       253   $       --   $ 1,557   A. $ 1,810

Note A: Amounts were obtained through the purchase of Borden Global Packaging.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report, dated June 3, 1999, included in this Form 8-K, into the Company's previously filed Registration Statement File Nos. 33-58747 and 33-58743 on Form S-8. Our report dated December 17, 1998, included in the Company's Form 10-K for the year ended October 31, 1998 is no longer appropriate since reclassified financial statements have been presented giving effect to the discontinued operations of the Proponite business.

                                                             ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 3, 1999